EXHIBIT 99

PRESS RELEASE March 19, 2007 For Immediate Release

For Further Information Contact:	Michael W. Dosland
President and Chief Executive Officer
First Federal Bankshares, Inc.
329 Pierce Street, P.O. Box 897
Sioux City, IA 51102
712.277.0222

FIRST FEDERAL COMPLETES SALE OF LOANS

AND ANNOUNCES SALE OF TITLE & ABSTRACT BUSINESS

Sioux City, Iowa. First Federal Bankshares, Inc. (the “Company”) (Nasdaq Global Market - “FFSX”), the parent company of First Federal Bank (the “Bank”) announced today that it has successfully completed the sale of $11.6 million in non-performing and classified loans at no significant additional gain or loss to the Company. The Company also announced that it has completed the sale of substantially all of the assets of its title search and abstract continuation subsidiary located in northwest Iowa. The Company recorded an after-tax gain of approximately $500,000 on the sale of the business, which approximates $0.15 in diluted earnings per share.

In a press release dated January 24, 2007, the Company disclosed that it was in the process of selling the aforementioned non-performing and classified loans. It also disclosed at the time that it had recorded an estimated loss of $1.3 million in the quarter ended December 31, 2006, related to the transfer of such loans to held-for-sale status. The Company recently completed the loan sale at terms and conditions substantially in line with its original estimates. As a result, the Company will record no significant additional gain or loss related to these loans in the current or future quarters. The Company also has no continuing relationship and/or on-going obligation related to the loans beyond the usual representations and warranties associated with such loan sales.

Mike Dosland, President and Chief Executive Officer, reiterated an earlier comment related to the transaction, “The sale of these loans removes an uncertainty relating to potential loss on these credits in the future, it eliminates a significant distraction for our loan relationship managers and executive management team, and it brings the level of First Federal’s non-performing and classified loans down to a level that is more comparable with the banking industry.” Dosland added, “Although a continual challenge, First Federal remains committed to improving the credit quality of its loan portfolio and maintaining reduced levels of non-performing and adversely classified assets in the future.”

As of February 28, 2007, the Company’s non-performing loans were $3.4 million or 0.77% of total loans receivable compared to $6.5 million or 1.41% at June 30, 2006. Total adversely classified assets, which includes non-performing loans, were $4.2 million or 0.68% of total assets as of February 28, 2007, compared to $7.6 million or 1.24% as of June 30, 2006. As of the date of this press release, the Company continues to closely monitor two commercial real estate loans totaling $2.2 million. Both loans are included in non-performing loans and adversely classified assets. However, management believes the loans are adequately secured and expects no loss at this time, although there can be no assurances. Refer to the Company’s December 31, 2006, Form 10-Q, filed with the Securities and Exchange Commission on February 9, 2007, for additional information related to these two commercial real estate loans.

As mentioned, the Company also announced the sale of substantially all of the assets of its title search and abstract continuation business located in northwest Iowa. The Company elected to sell this business because it is located in rural communities where the Bank has no other physical presence and because the business provided little prospect for significant future growth. In addition, the business provided no opportunity for vertical or horizontal integration with the Bank’s core business—community banking. During the six month period ended December 31, 2006, this business contributed earnings of $76,000 to the Company’s consolidated net income of $1.4 million. During the full year ended June 30, 2006, it contributed earnings of $143,000 to the Company’s consolidated net income of $3.3 million. The Company recorded an after-tax gain of approximately $500,000 on the sale of the business, which approximates $0.15 in diluted earnings per share.

About First Federal Bank

The Company’s banking subsidiary, First Federal Bank, is headquartered in Sioux City, Iowa. Founded in 1923, First Federal is a community bank servicing businesses and consumers in seven full-service offices in northwest Iowa, a full-service office in South Sioux City, Nebraska, and five full-service offices in central Iowa, including two in the Des Moines market area.
Certain matters in the press release are “forward looking statements” intended to qualify for the safe harbor from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward looking statements include words and phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to,” or similar expressions. Similarly statements that describe First Federal future plans, objectives, or goals are also forward-looking statements. First Federal wishes to caution the readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of the press release, and to advise readers that various factors could affect First Federal’s financial performance and could cause results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of First Federal’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in First Federal’s markets and (x) changes in accounting principles, policies, or guidelines.